Exhibit 99.1

             Kewaunee Scientific Reports Results for First Quarter

    STATESVILLE, N.C., Aug. 25 /PRNewswire-FirstCall/ -- Kewaunee Scientific Corporation (Nasdaq: KEQU) today reported results for its first quarter ended July 31, 2004.

    Sales for the quarter were $20,288,000, as compared to sales of $24,213,000 in the same period last year. Net earnings for the quarter were $193,000, or $0.08 per diluted share, as compared to net earnings of $461,000, or $0.19 per diluted share, in the same quarter last year. Net earnings for the prior year were increased by $189,000, or $.08 per diluted share, associated with the resolution during the quarter of an old disputed claim for laboratory furniture.

    Sales of laboratory products to industrial research customers slowed during the quarter, as the number of opportunities in this marketplace declined and a number of announced projects were delayed. The demand for technical products in the high-tech marketplace also softened further during the quarter. The educational marketplace for laboratory products remained firm. The order backlog at July 31, 2004 was $39.6 million. This compares to a backlog of $43.1 million at April 30, 2004 and $50.7 million at July 31, 2003.

    Earnings for the quarter were unfavorably impacted by the lower sales and production volumes and significantly higher costs of steel, wood, and other raw materials, as well as higher energy costs. The impact of these factors was partially offset by lower manufacturing costs.

    "The lower sales volumes, combined with higher costs for raw materials and energy, resulted in a challenging, as well as disappointing, quarter," said William A. Shumaker, President and Chief Executive Officer of Kewaunee. "We are aggressively taking actions to reduce costs until our markets improve. These include a recent significant workforce reduction in Statesville, tight controls over spending, and the implementation of a number of strategies to further reduce our costs.

    "We are excited about a number of activities currently underway to increase sales," Mr. Shumaker continued. "We are pursuing sales opportunities for our products in several new markets through potential strategic partnerships with well-established companies. We have also increased our emphasis on opportunities in the rapidly-growing Asian laboratory research market."

    Kewaunee Scientific Corporation is a recognized leader in the design, manufacture, and installation of scientific and technical furniture. The Company's corporate headquarters and manufacturing facilities are located in Statesville, North Carolina. Kewaunee Scientific's website is located at http://www.kewaunee.com .


    Certain statements in this release constitute "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could significantly impact results or achievements expressed or implied by such forward-looking statements. These factors include, but are not limited to, economic, competitive, governmental, and technological factors affecting the Company's operations, markets, products, services, and prices.



         Condensed Consolidated Statements of Operations [unaudited]
                    (in thousands, except per share data)

                                                       Three Months Ended
                                                            July 31
                                                      2004           2003

    Net sales                                        $20,288        $24,213
    Cost of products sold                             16,912         20,610

    Gross profit                                       3,376          3,603
    Operating expenses                                 3,046          3,001

    Operating earnings                                   330            602
    Interest expense                                     (86)           (78)
    Other income, net                                     49            196

    Earnings before income taxes                         293            720
    Income tax expense                                   100            259

    Net earnings                                        $193           $461*

    Net earnings per share
      Basic                                            $0.08          $0.19
      Diluted                                          $0.08          $0.19

    Weighted average number of common
    shares outstanding (in thousands)
      Basic                                            2,490          2,485
      Diluted                                          2,500          2,489

    * Includes an after-tax gain of $189,000, or $.08 per diluted share, associated with the resolution during the quarter of an old disputed claim for laboratory furniture.


                    Condensed Consolidated Balance Sheets
                    (in thousands, except per share data)

                                                   July 31         April 30
                                                     2004            2004
                                                 [unaudited]

    Assets
    Cash and cash equivalents                         $1,125         $1,167
    Receivables, less allowances                      24,444         24,987
    Inventories                                        3,867          4,285
    Prepaid expenses and other current assets          1,186          1,097
      Total current assets                            30,622         31,536
    Net property, plant and equipment                 11,005         11,362
    Other assets                                       7,370          7,563
    Total Assets                                     $48,997        $50,461

    Liabilities and Stockholders' Equity
    Short-term borrowings                             $7,987         $6,996
    Current portion of long-term debt                  1,118          1,118
    Accounts payable                                   5,605          6,924
    Other current liabilities                          3,019          3,881
      Total current liabilities                       17,729         18,919
    Long-term debt                                       652            931
    Other non-current liabilities                      3,809          3,820
    Total stockholders' equity                        26,807         26,791
    Total Liabilities and Stockholders' Equity       $48,997        $50,461

     Contact:  D. Michael Parker
               704/871-3290



SOURCE  Kewaunee Scientific Corporation
    -0-                             08/25/2004
    /CONTACT: D. Michael Parker of Kewaunee Scientific Corporation, +1-704-871-3290/
    /Web site:  http://www.kewaunee.com /
    (KEQU)

CO:  Kewaunee Scientific Corporation
ST:  North Carolina
IN:  CPR
SU:  ERN